EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 8, 2016, with respect to the consolidated financial statements included in the Annual Report of CSW Industrials, Inc. on Form 10-K for the year ended March 31, 2016. We consent to the incorporation by reference of said report in the Registration Statement of CSW Industrials, Inc. on Form S-8 (File No. 333-207178).

/s/ GRANT THORNTON LLP

Dallas, Texas

June 8, 2016